Exhibit 10.15

[AFC Letterhead]

December 3, 2008

Mr. Don Gottwald

5253 Quaker Hill Lane

San Diego, CA 92130

Dear Don:

On behalf of Automotive Finance Corporation (“AFC”), I would like to formally offer you the position of President and CEO of AFC reporting to the Chairman and CEO of KAR Holdings, Inc. The terms of your offer are as follows:

•	Start Date: January 7, 2009.

•	Base Salary: Annual base salary of $400,000, payable according to AFC’s regular payroll practices.

•	Car Allowance: Car allowance in the amount of $500.77 per pay period.

•	Annual Incentive Opportunity: You will be eligible to participate in the KAR Holdings, Inc. Annual Incentive Plan at a 75% target opportunity, subject to the terms and conditions of such plan.

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Long Term Incentive Opportunity: You will be eligible for entry into the Long Term Equity Plan with a $4,500,000 target opportunity (pending board approval), subject to the terms and conditions of such plan.

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Relocation Package: A relocation package will be provided to you that will allow you and your family to relocate to the Indianapolis area. Should you voluntarily terminate your employment with AFC prior to your one year service anniversary, you will be required to reimburse the full amount of this relocation assistance to AFC. Details of the relocation package are as follows:

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In the event that you incur a loss on the sale of your home in San Diego, AFC will pay to you (at the time of the closing) the amount of the loss incurred. A loss on sale is considered to be the difference between (i) $1.4 million (representing the purchase price of the home plus improvements made thereto); and (ii) the sale price of the home. Any offer should be discussed with the Chairman and CEO of KAR Holdings, Inc. prior to accepting an offer with a potential buyer.

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In the event that your home in San Diego is not sold within 90 days from the initial listing date, KAR Holdings, Inc. or one of its affiliates will directly purchase your home for $1.4 million. The purchase will be made within a reasonable time after the expiration of the 90 day listing period.

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In the event you close on your new home in Indianapolis prior to the time you close on the sale of your home in San Diego, KAR Holdings, Inc. or one of its affiliates agrees to advance you the equity on this transaction to assist in the purchase of your new home in Indianapolis. Such an equity advance would be repaid back to KAR Holdings, Inc. or the appropriate affiliate upon terms mutually agreed upon at the time of the equity advance.

•	Temporary housing in the Indianapolis area for up to six months.

•	Home sale closing costs and up to 7% realtor fees.

•	Home purchase closing costs

•	Title search and insurance

•	Attorney’s fees

•	Origination fee

•	Inspection fees

•	Lender appraisal, credit report, survey and recording fees

•	Fees not covered: down payment, points, prepaid real estate taxes, prepaid mortgage interest, utilities, insurance, mortgage insurance premium and homeowner association fees

•	Household moving expense (one household and vehicles).

•	Reimbursement of reasonable travel expenses to and from Indianapolis to San Diego while commuting to Indianapolis from San Diego.

•	All closing costs and other payments will be wired directly to the lender or other appropriate party.

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Benefit Plans: You are eligible to participate in the KAR Holdings, Inc. Benefit Plans, subject to the terms and conditions of such plans. All benefit forms must be completed and returned within 31 days of your first day of employment.

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Vacation: In recognition of your years of experience, you will be immediately eligible for a maximum allotment of 5 weeks vacation annually, subject to the terms and conditions of the applicable vacation policy.

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Severance Terms: Your employment with the AFC is at-will (i.e., is not for a specific term) and can be terminated by you or AFC at any time for any reason, with or without cause. Please be aware that AFC will not have any obligation to pay you any severance payments in the event you terminate your employment for any reason (including death or disability) other than for “Good Reason” (as defined below). In the event that you terminate your employment with “Good Reason” (as defined below) or in the event that AFC terminates your employment with AFC for any reason other than for “Cause” (as defined below), and provided that you sign and do not revoke a general release of claims against AFC, its affiliates and their officers, directors and employees (as provided by AFC), you will be paid in monthly installments payable over two years the following amount (i) three times your base salary at the time of the termination (if the termination occurs within three years after your initial date of hire); or (ii) one times your base salary at the time of termination (if the termination occurs any time after three years from your initial date of hire). In addition, in the event that you terminate your employment with “Good Reason” (as defined below) or in the event that AFC terminates your employment with AFC for any reason other than for “Cause” (as defined below), and provided that you sign and do not revoke a general release of claims against AFC, its affiliates and their officers, directors and employees (as provided by AFC), you will be reimbursed for the payments you make for the continuation of COBRA.

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Payment of Severance Amounts: Payment of the initial severance payment will commence within 15 days of the effective date of the general release of claims. In exchange for the severance provisions in this paragraph, you agree to waive any and all other severance-related benefits that AFC or its affiliates offers now or may offer in the future (other than applicable health care continuation under COBRA). All payments to be made upon a termination of employment under this offer letter may only be made upon a “separation from service” under section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Severance benefits under this offer letter are intended to be exempt from section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments hereunder that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception.

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Potential Delay in Severance Payments Due to Section 409A of the Internal Revenue Code: Notwithstanding the foregoing or anything to the contrary contained in any other provision of this offer letter, if you are a “specified employee” at the time of your “separation from service” (as each phrase is defined within the meaning of section 409A of the Code), then any payment hereunder designated as being subject to this provision shall not be made until the earlier of the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) the date of your death (the “Postponed Payment Date”). On the Postponed Payment Date, there shall be paid to you or, if you have died, to your estate, in a single lump sum cash payment, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

•	Definition of Good Reason: “Good Reason” shall mean the occurrence of any one of the following acts by AFC:

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A material adverse alteration in the your authority, duties, responsibilities or position; provided that, notwithstanding the foregoing, the following is not “Good Reason:” (i) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the AFC promptly after receipt of notice thereof given by you, or (ii) a change in the person to whom (but not the position to which) you report; or

•	A material reduction in your base salary.

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Definition of Cause: “Cause” shall be determined in the good faith opinion of the Board of Directors of KAR Holdings, Inc. and shall mean your willful engagement in illegal conduct or misconduct which is injurious to AFC or one of its affiliates.

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Guaranty of KAR Holdings: KAR Holdings, Inc. guarantees the payment of the severance payments to be paid by AFC pursuant to this offer letter, subject to the terms and conditions set forth in this offer letter.

•	Withholdings: All payments referenced above will be subject to applicable income and employment tax withholdings and other required reductions.

If you agree with the above, please sign and return a copy to me at your earliest convenience.

If we can be of any particular assistance to help you in this transition, please let us know. We are excited about this opportunity and look forward to having your talents improve AFC.

Very truly yours,

/s/ Becca C. Polak
Becca C. Polak
Executive Vice President and General Counsel
KAR Holdings, Inc.

Accepted and Acknowledged:

/s/ Don Gottwald
Don Gottwald

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